Sharon D. Mitchell, Attorney at Law
SD Mitchell & Associates, PLC
829 Harcourt Rd. · Grosse Pointe Park, Michigan 48230
57492 Onaga Trail · Yucca Valley, California 92284
(248) 515-6035 (Telephone) · (248) 751-6030 (Facsimile) · sharondmac2013@gmail.com

Admitted in Michigan

10 October 2019

Mr. Serghei Fediunin
Chief Executive Officer
Omzion
Fl. 4-5 Blvd., Cherni Vrah, 47A
Sofia, 1407 Bulgaria

Re: Form S-1 Registration Statement

Dear Mr. Fediunin:

You have requested that I furnish you my legal opinion with respect to the legality of the following described securities of Omzion (the "Company") covered by a Form S-1 Registration Statement ("Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1. 3,000,000 shares of Omzion Common Stock, $0.0025 par value ("Shares") offered for sale by the Company at a per share price of $0.03

In connection with this opinion, I have examined the corporate records of the Company, including the Company's Certificate of Incorporation, Bylaws, and the Registration Statement and Prospectus, as well as such other documents and records as I deemed relevant in order to render this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based on the forgoing, and in reliance thereon, and subject to the qualification and limitations set forth below, I am of the opinion that the Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.

It is my opinion that all of the 3,000,000 shares of the Common Stock offered for sale to the public by the Company, and described in the S-1 Registration Statement, are duly authorized, and when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable under the laws of the State of Nevada.

Nothing herein shall be deemed to relate to or to constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions are limited to the Federal laws of the United States, and the applicable statutory provisions of the Nevada Revised Statutes of the State of Nevada, including all applicable provisions of the Nevada Constitution and all regulations related to and all reported judicial decisions interpreting those laws and provisions without reference to conflict of laws and to matters of federal law, and I do not purport to express any opinion on the laws of any other jurisdiction.

I do hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding the use of my name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and I assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to my attention or any changes in laws which may hereafter occur.

With best regards,

Sharon D. Mitchell

Sharon D. Mitchell

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